Exhibit 21

Certain subsidiaries of Walgreens Boots Alliance, Inc. as of August 31, 2024 and their respective state of incorporation or organization are listed below. The names of certain other subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of August 31, 2024, a “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X.

Name	State or Country of Incorporation
Walgreens Arizona Drug Co.	Arizona
Village Practice Management Company, LLC	Delaware
Walgreen Investments Co	Delaware
Walgreens Boots Alliance Holdings LLC	Delaware
Walgreens Specialty Pharmacy, LLC	Delaware
WBA Investments, Inc.	Delaware
WBA US 26 LLC	Delaware
Summit CityMD Midco, LLC	Delaware
Bond Drug Company of Illinois, LLC	Illinois
Walgreen Co.	Illinois
Walgreen National Corporation	Illinois
Duane Reade	New York
Walgreen Eastern Co., Inc.	New York
Alliance Boots Holdings Limited	England & Wales
Boots Management Services Limited	England & Wales
Boots UK Limited	England & Wales
Superior Acquisitions Limited	England & Wales
Superior Holdings Limited	England & Wales
The Boots Company PLC	England & Wales
Walgreens Boots Alliance UK 3 Limited	England & Wales
WBAD Holdings 2 Limited	England & Wales
WBAD Holdings Limited	England & Wales
Weybright UK 1 Limited	England & Wales
Boots Retail (Ireland) Limited	Ireland
WBA Jersey Limited	Jersey
WBA Luxembourg 6 S.à r.l.	Luxembourg
WBA Luxembourg 7 S.à.r.l.	Luxembourg
Farnacias Benavides S.A.B. de C.V.	Mexico
AB Acquisitions Nederland Holdco 1 B.V.	Netherlands